COMMERCIAL OUTSOURCING SERVICES AGREEMENT

This Commercial Outsourcing Services Agreement ("Agreement") is entered into as of June 8, 2005 ("Effective Date") by **INTEGRATED COMMERCIALIZATION SOLUTIONS, INC.**, a California corporation ("ICS") and **AURIGA PHARMACEUTICALS, LLC**, a Delaware limited liability company ("Company").

RECITALS

A. Company is, among other things, in the business of manufacturing, selling and distributing pharmaceutical products, including those listed on Schedule A ("Products");

B. ICS is, among other things, in the business of providing commercialization services for pharmaceutical products;

C. Company desires to engage ICS as its agent to provide certain commercialization services related to Products pursuant to this Agreement; and

D. ICS desires to provide such commercialization services to Company as its agent pursuant to this Agreement

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

1. Appointment As Exclusive Agent

Company hereby appoints ICS as the exclusive provider of Services (as defined in Section 2) for Products sold to Company's customers ("Customers") in the United States, Guam, Puerto Rico and the U.S. Territories during the Term (as defined in Section 4.1), as provided in this Agreement.

2. Services To Be Performed

Company hereby engages ICS to provide the following services with respect to Products ("Services"):

2.1 Integrated Access Center as described in Exhibit B.

2.2 Warehousing and Inventory Program as described in Exhibit C.

2.4 Distribution Services as described in Exhibit D.

2.5 Contract Administration and Chargeback Processing as described in Exhibit E.

2.6 Accounts Receivable Management and Cash Applications as described in Exhibit F.

2.7 Financial Management as described in Exhibit G.

2.8 Information Technology Services as described in Exhibit H.

2.9 ICS will not be responsible for collection or payment of any Taxes on behalf of Company. Service Provider may collect sales tax, where applicable, in all states that Service

Provider has registered for sales tax collection. In all other states, Service Provider may collect all other sales taxes pursuant to the Company's instructions and other legal requirements.

2.12 Capitalized words used without definition in this Agreement will each have the meaning in Schedule C.

3. Compensation - Fees For Services

3.1 Company will compensate ICS for Services in accordance with Schedule B. All amounts due under Schedule B are due upon receipt of invoice. Company will notify ICS of any disputed charges in writing within 30 days of receipt of the invoice covering such charges. In the absence of any such notice of dispute, all invoices will be deemed to be correct and due in full upon receipt. A late fee of 1.5% per month (or any portion thereof) will be charged as of the due date on all amounts not paid within thirty (30) days of the invoice date, except any amount disputed by Company in good faith. If any dispute is resolved in favor of ICS, Company will pay the applicable late fee on such amount from the original due date. ICS will bill Company for any pass through charges monthly or as ICS is billed. All other fees for Services will be billed monthly.

3.2 Cost Adjustment. If ICS can reasonably demonstrate to Company that the costs to ICS for providing Services have materially increased (or are reasonably likely to increase materially during the following twelve (12) month period of the Term) as a result of any changes in the Requirements of Law, including the adoption of any new Requirements of Law impacting Services, then ICS may increase the applicable component of the fees for such Services provided in Schedule B ("Cost Adjustment"). ICS will notify Company of any proposed Cost Adjustment at least one hundred twenty (120) days prior to its effective date. All Cost Adjustments will be determined under generally accepted accounting principles (GAAP) and cost allocation methods applied on a consistent basis. If Company objects to any Cost Adjustment and the parties are unable in good faith to resolve such objection to the reasonable satisfaction of both parties, then either party may terminate this Agreement upon ninety (90) days' prior written notice to the other party.

3.3 Program Ready Date. If Company requests that ICS delay the launch of Services beyond the agreed-upon date on the signatory page ("Program Launch Date"), Company will pay ICS a program ready fee and any associated expenses as specified in Schedule B, including reasonable out-of-pocket costs and other expenses. Company will give ICS at least one week's written notice of changes to the Program Launch Date. Program ready fees will continue until the Program Launch Date. After the Program Launch Date, Company will pay applicable monthly program fees. For the first month during which Services are provided, ICS will prorate any difference between program ready fees and applicable monthly program fees.

4. Term And Termination

4.1 Initial Term. This Agreement will be effective as of the Effective Date and will continue for three (3) years ("Term") unless sooner terminated. The Term may be extended upon written mutual agreement of the parties, such extension to be negotiated in good faith six (6) months prior to the expiration of the Term.

4.2 Termination For Breach. Either party may terminate this Agreement upon written notice to the other party upon the other party's failure to pay any amount due and such failure continues five days after written notice; or failure to perform any other material

obligation and such failure continues for 30 days after it receives notice of such breach from the non-breaching party; provided, however, if the other party has commenced to cure a non-monetary breach within such 30 days, but such cure is not completed within such 30 days, it will have a reasonable time to complete its cure if it diligently pursues the cure until completion; and further provided that if such breach occurs more than three times during any 12-month period, the non-breaching party may terminate this Agreement upon 30 days' written notice.

4.3 Termination For Specific Events. Either party may immediately terminate this Agreement upon written notice to the other party upon the other party's: (a) filing an application for or consenting to appointment of a trustee, receiver or custodian of its assets; (b) having an order for relief entered in Bankruptcy Code proceedings; (c) making a general assignment for the benefit of creditors; (d) having a trustee, receiver, or custodian of its assets appointed unless proceedings and the person appointed are dismissed within 30 days; (e) insolvency within the meaning of Uniform Commercial Code Section 1-201 or failing generally to pay its debts as they become due within the meaning of Bankruptcy Code Section 303(h)(1), as amended; or, (f) certification in writing of its inability to pay its debts as they become due (and either party may periodically require the other to certify its ability to pay its debts as they become due) (collectively "Bankruptcy"). Each party agrees to provide immediate notice to the other party upon a Bankruptcy event.

4.4 Expenses. Within five days of expiration or earlier termination of this Agreement for any reason, Company will (a) pay ICS any amount owed; (b) return to ICS all hardware, software and other equipment, or pay to ICS the replacement cost of items not returned; and (c) pay non-recoverable expenses for telecommunication, facsimile, postage, shipping and other services incurred by ICS up to the effective date of termination.

4.5 Survival. Accrued payment, indemnity and confidentiality obligations, and any provision if its context shows that the parties intended it to survive, will survive expiration or termination of this Agreement and, except as expressly provided, expiration or termination will not affect any obligations arising prior to the expiration or termination date

5. Recalls; Other FDA Issues

5.1 Recalls. If Company conducts a recall, market withdrawal or field correction of any Products ("Recall"), Company will conduct the Recall or designate a third party to do so and be responsible for all Recall expenses. ICS will comply with Company's reasonable requests in the Recall. If the Recall was not due primarily to ICS's negligence, Company will pay or reimburse ICS's Recall expenses (including attorneys' fees). If the Recall was due primarily to ICS's negligence, ICS will pay or reimburse Company's reasonable documented out-of-pocket Recall expenses (including attorneys' fees). Each party will use its best efforts to minimize Recall expenses. Company will notify ICS of any proposed Recall as soon as possible and, in any event, will do so within forty-eight (48) hours of initiating a Recall.

5.2 Government Notices. Each party will provide the other with a copy of any correspondence or notices it receives from the FDA, DEA or any counterpart state agency specifically relating to Services or relating to a material violation of any kind that is Company- or Product-related, whether such violation resulted from an act or omission by Company or by ICS, no later than three (3) business days following such receipt. In addition, ICS will provide Company with any notice relating to Products promptly upon its receipt. Each party will also provide the other with concurrent copies of any responses to any such correspondence or

notices (e.g., such as an FDA 483 notice, warning letters, untitled regulatory letters and establishment inspection reports) Where reasonably possible, ICS will give prior notice to Company of any scheduled FDA or DEA inspections of ICS's facilities specifically relating to any Products, and, if reasonably possible, will afford Company the opportunity to be present at such inspection and to review and contribute to any written response, to the extent permitted by law.

6. Legal Compliance

6.1 General. During the Term, each party will comply with all Requirements of Law. ICS will comply with Requirements of Law related to storage, handling and distribution of Products. Company will comply with Requirements of Law related to importation, manufacture, distribution, labeling, storage, sale and handling of Products.

6.2 Food and Drug Act. Company hereby represents and warrants to ICS that, during the Term (a) no Products delivered by or on behalf of Company to or on the order of ICS will be, at the time of shipment or delivery, adulterated, misbranded or otherwise prohibited within the meaning of the Act or within the meaning of any applicable state or local law, (b) Products will be, at the time of shipment and delivery to ICS, merchandise that may be introduced and delivered into interstate commerce under the provisions of Sections 404 or 405 of the Act, (c) all Products will be the subject of a duly approved NDA or ANDA and may be legally transported or sold under Requirements of Law, and (d) all Products will have been approved by each applicable Governmental Authority for commercial sale and shipment within the United States.

7. Representations And Warranties

7.1 By Company. Company represents and warrants to ICS that: (a) it has authority to enter into and perform this Agreement without restriction and this Agreement is a valid and binding obligation, (b) no approval of or filing with any Governmental Authority (within the United States) is required for warehousing, sale and distribution of Products other than approvals already obtained, (c) there is no proceeding or investigation pending or threatened that questions validity of this Agreement, marketing authorizations related to Products or actions pursuant to this Agreement, and (d) Products, or any part thereof, have not been materially adversely affected in any way as a result of any legislative or regulatory change, revocation of the right to manufacture, distribute, handle, store, sell or market them or Company's breach of this Agreement.

7.2 By ICS. ICS represents and warrants to Company that: (a) it has authority to enter into and perform this Agreement without restriction and this Agreement is a valid and binding obligation, (b) no approval of or filing with any Governmental Authority (within the United States) is required to perform Services, other than any approvals already obtained, (c) there is no proceeding or investigation pending or threatened that questions validity of this Agreement, ICS's licenses to warehouse and distribute pharmaceuticals, or any actions pursuant to this Agreement, and (d) Products have not been materially adversely affected while in ICS's possession as a result of any revocation of its licenses or ICS's breach of this Agreement.

7.3 Notice of Changes. Company and ICS will give prompt written notice to the other if it becomes aware during the Term of any action or development that would cause any warranty in this Section 7 to become untrue.

8. Trademarks/Data

Neither party may use the other party's name, trademarks, service marks, logos, other similar marks, other intellectual property, or other data or information in any manner without its prior written approval, except to satisfy its obligations under this Agreement. Data and information that belong to Company will be any data and information related to Products (including sales information), except "ICS Data." ICS Data is data and information that is not specific to Products or Company and was developed by ICS relating to its processes, reports and services provided to Company under this Agreement. ICS Data, including information and data relating to any of ICS's customers and their profiles, belongs to ICS.

9. Confidentiality

9.1 Existing Agreement. The parties have previously executed a written Confidentiality Agreement ("Confidentiality Agreement"), attached as Schedule D. The parties will abide by its provisions during the Term and for at least five (5) years thereafter, regardless of any shorter term in the Confidentiality Agreement.

9.2 Termination. Upon expiration or termination of this Agreement for any reason each party will promptly: (a) return to the other party all documents and other material containing Confidential Information (as defined in the Confidentiality Agreement), including copies, other than those which a party is reasonably required to maintain for legal, tax or valid business purposes; or (b) certify to the other party that it has destroyed all such documentation and other materials.

10. Remedies

If either party violates or threatens to violate Recall, Legal Compliance, Trademark/Data infringement, Confidentiality or other provisions of this Agreement, the other party may suffer irreparable harm and its remedies at law may be inadequate. Accordingly, the other party may seek equitable relief. Rights and remedies under this Agreement are cumulative and in addition to any other available rights or remedies under any agreement, at law or in equity.

11. Indemnification

11.1 By Company. Company will defend, indemnify and hold harmless ICS and its Related Parties from and against all claims, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees (collectively, "Claims") brought by third parties or Company's employees caused by or arising from any (a) act or omission of Company or its Related Parties, (b) failure of Company to perform its obligations or to comply with Requirements of Law, (c) breach of any warranty made by Company in this Agreement (d) claims of patent, trademark, copyright or other infringement related to Products, (e) storage, handling, use, non-use, demonstration, consumption, ingestion, digestion, manufacture, production and assembly of Products and their transportation to ICS, or (f) Taxes imposed against ICS or its Related Parties; provided, however, Company will have no obligations under this Section 11.1 for any Claims to the extent caused by any negligent act or omission of ICS or its Related Parties.

11.2 By ICS. ICS will defend, indemnify and hold harmless Company and its Related Parties from and against all Claims brought by third parties or ICS's employees against Company or its Related Parties caused by or arising from any (a) negligent act or omission of ICS or its Related Parties, (b) failure of ICS to perform its obligations or to comply with

Requirements of Law, (c) breach of any warranty made by ICS in this Agreement, or (d) making by ICS of representations or warranties with respect to Products to the extent not authorized by Company; provided, however, that ICS will have no obligations under this Section 11.2 for any Claims to the extent caused by any negligent act or omission of Company or its Related Parties.

11.3 LIMITATION. NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR ANY LOST PROFITS, CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH A BREACH OF THIS AGREEMENT OR ANY EXPENSES, CHARGES, COSTS OR LIABILITIES, WHETHER FORESEEN OR UNFORESEEN, ARISING FROM OR RELATED TO THE USE OR PERFORMANCE OF PRODUCTS OR PERFORMANCE OR TERMINATION OF THIS AGREEMENT EXCEPT AS OTHERWISE EXPRESSLY PROVIDED. ANY LOSS DUE TO DAMAGE OR LOSS OF PRODUCTS WILL BE BASED UPON COMPANY'S COST OF MANUFACTURING, NOT ITS SELLING COST.

11.4 Procedures. The obligations and liabilities of the parties with respect to Claims subject to indemnification under this Section 11, ("Indemnified Claims"), will be subject to the following terms and conditions:

11.4.1 The party claiming a right to indemnification hereunder ("Indemnified Person") will give prompt written notice to the indemnifying party ("Indemnifying Person") of any Indemnified Claim, stating its nature, basis and amount, to the extent known. Each such notice will be accompanied by copies of all relevant documentation, including any summons, complaint or other pleading that may have been served or any written demand or other document.

11.4.2 With respect to any Indemnified Claim: (a) the Indemnifying Person will defend or settle the Indemnified Claim, subject to provisions of this subsection, (b) the Indemnified Person will, at the Indemnifying Person's sole cost and expense, cooperate in the defense by providing access to witnesses and evidence available to it, (c) the Indemnified Person will have the right to participate in any defense at its own cost and expense to the extent that, in its judgment, the Indemnified Person may otherwise be prejudiced thereby, (d) the Indemnified Person will not settle, offer to settle or admit liability in any Indemnified Claim without the written consent of an officer of the Indemnifying Person, and (e) the Indemnifying Person will not settle, offer to settle or admit liability as to any Indemnified Claim in which it controls the defense if such settlement, offer or admission contains any admission of fault or guilt on the part of the Indemnified Person, or would impose any liability or other restriction or encumbrance on the Indemnified Person, without the written consent of an officer of the Indemnified Person.

11.4.3 Each party will cooperate with, and comply with all reasonable requests of, each other party and act in a reasonable and good faith manner to minimize the scope of any Indemnified Claim.

11.4.4 Notwithstanding anything to the contrary and subject to limitations of Section 11.3, ICS will not be liable to Company for any damages (whether grounded in contract, tort or otherwise) arising under any Indemnified Claim in an aggregate amount greater than all sums paid to ICS by Company under this Agreement during the one (1)-year period prior to the date upon which such Indemnified Claim arose unless it is determined by a

court of competent jurisdiction that ICS's gross negligence was the primary cause of such Indemnified Claim.

12. Intellectual Property

All concepts, inventions, ideas, patent rights, data, trademarks, and copyrights that are related to Products will remain exclusive property of Company, except those not specific to Products and that relate to the general processes, reports and services developed by ICS and provided to Company. Any concepts, inventions, ideas, patent rights, data, trademarks, and copyrights that are developed by ICS that are not specific to Products or that relate to the processes, reports and services developed by ICS will remain the exclusive property of ICS.

13. Insurance

13.1 By Company. During the Term, Company will maintain: (a) casualty and theft or loss insurance in amounts sufficient to protect all Products and other materials consigned to ICS, and (b) products liability and commercial general liability insurance having a limit of not less than five million dollars ($5,000,000.00) per occurrence, Combined Single Limit (Bodily Injury and Property Damage), pursuant to one or more insurance policies with reputable insurance carriers having a Best's Rating of A VII or otherwise as reasonably approved by ICS. Company will designate ICS and its Related Parties as "additional insureds" under each such all insurance policy. Company will obtain a broad form vendor's endorsement for products liability for ICS and its Related Parties. Within thirty (30) days after the Effective Date, Company will provide to ICS a certificate of insurance indicating that such obligations have been satisfied. As a condition precedent to the effectiveness of this Agreement, Company will execute the form of Continuing Guaranty and Indemnification attached as Exhibit A.

13.2 By ICS. During the Term, ICS will maintain the following insurance:

13.2.1 Workers' Compensation. Workers' compensation statutory coverage as required by law in states where Services are performed;

13.2.2 Employer's Liability. Employer's liability insurance with a limit of $500,000 for bodily injury by accident per person, $500,000 for bodily injury by accident, all persons and $500,000 bodily injury by disease policy limit;

13.2.3 General Liability. Commercial general liability insurance, including personal injury blanket contractual liability and broad form property damage, with a $1,000,000 combined single limit;

13.2.4 Umbrella Liability. Umbrella liability insurance in the amount of $5,000,000 per occurrence and aggregate;

13.2.5 Property Insurance. Property insurance covering the business property of ICS and others while at any unnamed location in the amount of $1,000,000.

13.3 Compliance. Throughout the Term, ICS will have and maintain such policies in a form acceptable to Company and will, within thirty (30) days after the Effective Date: (a) make Company an additional insured under each of the foregoing policies (except Workers' Compensation); (b) cause such policies to stipulate that the insurance will not be modified or cancelled while this Agreement is in effect without thirty (30) days' prior written notice to Company; and (c) provide Company with proof of its compliance with this Section 13.

14. Notices

Notices will be in writing and will be delivered personally (which will include delivery by courier or reputable overnight delivery service) or sent by certified mail, postage and fee prepaid, return receipt requested, or sent by facsimile transmission (with a copy sent by mail or personal delivery as provided in this Section 14) to the address or facsimile number on the signature page. Items delivered personally will be deemed delivered on the date of actual delivery. Items sent electronically or by facsimile will be deemed delivered on the day sent if sent during normal business hours of the receiving party (or, otherwise, on the first business day after the date of transmission). Items sent by certified or registered mail will be deemed delivered three (3) business days after mailing. A party may change its contact information by a written notice delivered in accordance with this Section 14.

15. Governing Law

This Agreement and the rights and obligations of the parties under this Agreement will be construed and interpreted under the internal laws of the State of California, excluding its conflict and choice of law principles. The successful party in any legal action arising out of this Agreement, including enforcing its rights in a bankruptcy proceeding, may recover all costs, including reasonable attorneys' fees

16. Severability

If any court determines a provision of this Agreement is invalid, such holding will not affect the validity of other provisions and they will remain in effect

17. Complete Agreement; Amendments; Counterparts; Waivers; Signatures.

This Agreement and its schedules and exhibits, including the Confidentiality Agreement and Continuing Guaranty and Indemnification, contain the entire agreement between the parties and supersede any prior oral and written representations by the parties that relate to the subject matter of this Agreement; provided, however, this Agreement is in addition to and does not supersede any Company's Continuing Guaranty and Indemnification. This Agreement may not be amended, supplemented or waived in any respect without written agreement of both parties, signed by their respective authorized representatives. This Agreement may be executed in one or more counterparts, which will together constitute but one agreement and each of which will be an original. A party's failure to insist, in one or more instances, upon performance of any provision of this Agreement will not be construed as a waiver of its right and the other party's obligations will continue in full force. Either party's consent to any act by the other party on any occasion will not be deemed consent on any other occasion. Facsimile transmissions bearing a party's signature will for all purposes be deemed an original.

18. Force Majeure

If the performance of any part of this Agreement by any party will be affected for any length of time by fire or other casualty, government restrictions, war, terrorism, riots, strikes or labor disputes, lock out, transportation delays, electronic disruptions, internet, telecommunication or electrical system failures or interruptions, and acts of God, or any other cause which is beyond control of a party (financial inability excepted), such party will not be responsible for delay or failure of performance of this Agreement for such length of time, provided, however, (a) the affected party will cooperate with and comply with all reasonable

requests of the non-affected party to facilitate Services to the extent possible, and (b) the obligation of one party to pay amounts due to any other party will not be subject to the provisions of this Section.

19. Interpretation

The parties have jointly negotiated this Agreement and, thus, neither this Agreement nor any provision will be interpreted for or against any party on the basis that it or its attorney drafted the Agreement or the provision at issue. Headings of the various Sections are not part of the context of this Agreement, and are only labels to assist in locating those Sections, and will be ignored in construing this Agreement. When this Agreement requires approval of one or more parties, such approval may not be unreasonably withheld or delayed. Words, regardless of the number and gender specifically used, will be construed to include any other number, singular or plural, and any gender, masculine, feminine, or neuter, as the context requires. "And" includes "or." "Or" is disjunctive but not necessarily exclusive. "Including" means "including but not limited to." The parties hereby consent to jurisdiction of Pennsylvania's courts and, for any litigation that may arise out of this Agreement, stipulate to venue in the courts serving Chester County, Pennsylvania, as the sole proper venue.

20. Successors

Company may not assign this Agreement or any of its rights or obligations without ICS's prior written consent. Upon consent, this Agreement will be binding upon the successor party. Company hereby consents to ICS's assigning part or all of its obligations to any affiliate and to assigning or granting a security interest in this Agreement in connection with any financing or securitization by ICS or any affiliate.

21. Relationship Of The Parties

Neither party has any ownership interest in the other and their relationship, as established by this Agreement, is that of agent and master within the confines of the terms of this Agreement. Other than such limited agency, this Agreement does not create any partnership, joint venture or similar business relationship between the parties. Notwithstanding the limited agency created hereunder, each party will remain fully responsible for its actions and the actions of its Related Parties not specifically related to this Agreement.

IN WITNESS WHEREOF, the parties have had a duly authorized officer, partner or principal execute this Commercial Outsourcing Services Agreement as of the Effective Date.

COMPANY:
AURIGA PHARMACEUTICALS, LLC

By: [signature]
Name: GLYNN WILSON
Title: Chairman & President
Address: 27368 Via Industria, Suite 113
Temecula, CA 92590
Attn: Vice President, Sales
Fax: 509-555-0191

Program Launch Date: July 1, 2005

INTEGRATED COMMERCIALIZATION SOLUTIONS, INC.

By: [signature]
Name: DANIEL G. STEPHEN
Title: Vice President & General Manager
4006 Beltline Road, Suite 100
Addison, Texas 75001
Attn: Vice President & General Manager
Fax: (972) 387-8286
with a copy to:

AmerisourceBergen Corporation
1300 Morris Drive, Suite 100
Chesterbrook, PA 19087
Attn: General Counsel
Fax: (610) 727-3612

LIST OF SCHEDULES AND EXHIBITS

Schedules:

Schedule A	Description of Products
Schedule B	Summary of Fees
Schedule C	Additional Definitions
Schedule D	Copy of Executed Confidentiality Agreement

Exhibits:

Exhibit A	Continuing Guaranty and Indemnification
Exhibit B	Integrated Access Center
Exhibit C	Warehousing and Inventory Program Services
Exhibit D	Distribution Services
Exhibit E	Contract Administration and Chargeback Processing
Exhibit F	Accounts Receivable Management and Cash Applications
Exhibit G	Financial Management
Exhibit H	IT Services

SCHEDULE A

DESCRIPTION OF PRODUCTS

Description	NDC Number
Trade	

SCHEDULE B
SUMMARY OF FEES

ICS SUMMARY OF FEES

A.	**Development and Implementation**	$25,000
	Program Ready Fee	$3,500
B.	**Product Storage Fees**	
	Ambient	$20 00 / pallet/month
C.	**Sample Fulfillment**	
	Management for Representative sampling	$3,500 00
	Per Order	$5 00/order
	Per Shipment	$9 00/shipment
	Per Line	$1 75/line
D.	**Ancillary Fees**	
	After Hours Shipment	$ 75 00 / shipment additional fee
	Emergency Shipment	$200 00 / shipment additional fee
	Returned Goods Management	$ 15 00 / return
	Product Destruction	Cost + 10%
	Packing Materials	Cost + 10%
	Printing of program materials (if applicable)	Cost + 10%
	Transportation Fees	Cost + 10%
	FedEx/UPS/Postage/ Expense	Cost + 10%
	Copying	$0 10/page
	Faxing	$0 50/page + long distance charges
	AT&T / MCI Announcement	
	Monthly Fee	$50.00 / month
	Charge per incoming 800 #	$ 0 13 / call
	Pre-Approved Assessorial Labor Charge	
	Warehouse	$25 00 per hour
	Office Staff	$50.00 - $75.00 per hour
	QC, management	$100 00 - $150 00 per hour
E.	**Information Technology Fees**	
	Management	$2,500 00
	Specialized Report Creation Fees –	$125 00/hr.
	Telecommunication – Misc.	Cost + 10%

SUMMARY OF FEES
SCHEDULE B

Fee	*Amount/Type*	*Purpose/Explanation*
Development and Implementation	$30,000 *($3,000 due upon contract signing and the remaining balance will be paid in five (5) monthly payments of $5,400 after program launch date)*	❑ Recruiting, Hiring and Training of AURIGA FTE's ❑ ERP set up ❑ AURIGA specific SOP development ❑ AURIGA Report Design ❑ Data interface design and testing ❑ AURIGA telecommunications set up Creation of a AURIGA Datamart and web reporting tool
Monthly Management Fee	$7,750 Year 1 $14,750 Years 2 & 3	Assessed for monthly allocation of fixed management costs in the areas of distribution, customer service, finance, quality assurance, information technology and contract administration.
❑ **Distribution**		❑ Inventory pick pack and ship from ABSG warehouse as AURIGA ❑ AURIGA Packing Slips ❑ Daily Cycle Counts ❑ One Physical Inventory Count per annum ❑ Marketing Material Fulfillment ❑ Sample Fulfillment ❑ Inventory Management
❑ **Customer Service**		❑ Address customer inquiries as AURIGA ❑ Manage Customer Relationship ❑ Account Set Up ❑ Order Processing ❑ Returns ❑ Product Inquiries
❑ **Finance**		❑ Invoicing as AURIGA ❑ License Verification ❑ Establish Credit Limits ❑ Process Returns ❑ Call Triage ❑ Accounts Receivable Management ❑ Collections
❑ **Quality Assurance**		❑ SOP Review and Audits ❑ FDA, cGMP, PDMA and DEA Compliance Management
❑ **Information Technology**		❑ Maintenance of a AURIGA DataMart and web reporting tool ❑ Connectivity to AURIGA ❑ Maintenance of Crystal Enterprise for web reporting ❑ Future Upgrades to ICS' software

❑ Contract Administration		❑ Maintenance of government and non-government reports ❑ Process chargeback requests from wholesalers ❑ Debit memo processing ❑ Reconciliation reporting ❑ AMP and FAMP Reports ❑ Rebate calculations and reporting ❑ Admin Fee Calculations
Program Ready Fees	$5,000 per month	Monthly fee assessed *ONLY* if Program Launch Date is delayed
Per Order Processing Fees – Commercial Product	$9.50 per order	Order is defined as a shipment to a unique address that leaves the distribution center, regardless of the number of cartons or packages that constitute that shipment and/or the number of inbound requests for said Order.
Per line Processing Fees – Commercial Product	$5.50 per line	This fee is in conjunction with the per order fee for each line that is shipped with the order.
Per Pick Processing Fees – Commercial Product	$1.50 per unit	This fee is in conjunction with the per order fee for each bottle/line that is shipped with the order.
Per Order Processing Fees – Commercial Product – Controlled	$10.00 per order	Order is defined as a shipment to a unique address that leaves the distribution center, regardless of the number of cartons or packages that constitute that shipment and/or the number of inbound requests for said Order.
Per line Processing Fees – Commercial Product– Controlled	$5.50 per line	This fee is in conjunction with the per order fee for each line that is shipped with the order.
Per Pick Processing Fees – Commercial Product– Controlled	$2.50 per unit	This fee is in conjunction with the per order fee for each bottle/line that is shipped with the order
Per invoice Processing Fees – Commercial Product	$8.00 per invoice	This fee is in conjunction with the per order fee for each invoice that is sent with the order.
Drop Ship Surcharge	$2.00 per Order	Assessed in addition to Per Order fees outlined above, when drop shipments are requested. Drop Shipments are defined as shipments that are shipped directly to a customer that is not a wholesaler but the shipment is billed to the wholesaler.
Allocation Fee	$500/week	Order allocations encompass any inbound orders to ICS that need to have original conditions revised and/or altered (i.e manual intervention) as opposed to allowing the order to automatically flow through the order process system. An example of an

		allocation would be a backorder situation.
Product Storage Fees – Ambient Products	$25/pallet/month	Monthly fee for ambient pallet storage in live warehouse or returns.
Product Storage Fees – Controlled (CIII-CV) Products	$40/pallet/month	Monthly fee for pallet storage
Rush Shipments	$75 per Order	Orders that are received and processed between 3pm and 5pm Eastern Time, at the request of Company
Emergency Shipments	$200 per Order	Emergency shipments are defined as any order received outside of scheduled working hours (currently M-F 8am to 5pm Eastern Time) requiring ICS staff to return to the ICS facility to process the Order within the same day.
Return Goods	$5 25 per Return Line	Includes issue of return goods authorization (RGA), receipt of returns and processing of credit to customer, if applicable
Product Destruction	ICS cost plus 10%	Destruction of product per Company's request and instructions
Packing Supplies	ICS cost plus 10%	Any packing materials that ICS must provide for Company to ship Commercial and Non-Commercial Products
Printing of program materials	ICS cost plus 10%	This fee will apply if Company requests that ICS print documentation such as letterhead, envelopes and other similar items.
Freight Fees	ICS cost plus 10%	ICS will share AmerisourceBergen Corporation (ABC) discounted rates with Company with a mark-up of 10%.
FedEx/UPS/Postage Expenses	ICS cost plus 10%	Freight expenses for shipments of items
Copying	$0.10 per page	Standard photocopies that are made on behalf of Company.
Telecomm	ICS cost plus 10%	Phone charges will be charged to Company at ICS cost plus 10%.
Pre-Approved Assessorial Labor Charge - Warehouse	$25.00 per hour	This fee will be assessed for work that is completed outside the scope of the agreed upon services outlined in this Agreement. Company must provide prior approval before assessorial labor takes place.
Pre-Approved Assessorial Labor Charge – Office Staff	$50.00 - $75.00 per hour	This fee will be assessed for work that is completed outside the scope of the agreed upon services outlined in this Agreement Company must provide prior approval before assessorial labor takes place.
Pre-Approved Assessorial Labor Charge – QC, Management	$100 - $150 per hour	This fee will be assessed for work that is completed outside the scope of the agreed upon services outlined in this Agreement. Company must provide prior approval before assessorial labor takes place.
ICS Travel	Expenses plus employee time	This is for Company requested travel Company must provide prior approval

	employee time	before travel takes place.
Financial Services – Experian Credit Verification Report	$20 per report	This is to pull credit history of any customers that will work with Company. Experian typically tracks information for individual customers such as physicians.
Financial Services – D&B Credit Verification Report	$75 per report	This is to pull credit history of any customers that will work with Company. Dun & Bradstreet (D&B) typically tracks information for corporate customers.
Financial Services – Credit Memo Creation	$6.80 per memo	This is to create and submit credit memos to clients as required.
IT – Specialized report creation	$125 per hour	Fee for reports created that are not part of the standard reports provided by ICS. Hourly report creation fees assessed for initial report creation but not thereafter for running the same report.
Chargeback Management – Manual Processing	$2.75 per line	Each SKU is considered a line. If customers cannot send information electronically, they will mail information for manual processing. ICS and Customer must have copies of contracts in order to process chargebacks without manual intervention.
Chargeback Management – Electronic Processing	1 – 20,000 lines ($1.50 per line) 20,001 – 50,000 lines ($1.25 per line) 50,001+ lines ($1.00 per line)	Each SKU is considered a line. Customers will typically send chargebacks electronically according to HDMA standards.

SCHEDULE C
ADDITIONAL DEFINITIONS

"Act" means the Federal Food, Drug and Cosmetic Act, Title 21, United States Code, as amended, and the regulations promulgated thereunder.

"ANDA" means an Abbreviated New Drug Application as defined in and contemplated by the Act.

"Customer" is defined in Agreement Section 1.

"DEA" means the United States Drug Enforcement Administration.

"FDA" means the United States Food and Drug Administration.

"Governmental Authority" means any nation, government, state or other political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"NDA" means a New Drug Application as defined in and contemplated by the Act

"Person" means any corporation, natural person, company, entity, firm, joint venture, partnership, trust, unincorporated organization, Government Authority

"Products" is defined in Agreement Recital A

"Related Parties" means the subsidiaries, parents, affiliated companies, officers, directors, employees, independent contractors, representatives, shareholders, trustees and agents of any Person

"Requirements of Law" means any law (including consumer law), treaty, rule or regulation or a final and binding determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Services" is defined in Agreement Section 2.

"Taxes" means any and all liabilities, losses, expenses, and costs of any kind whatsoever that are, or are in the nature of taxes, fees, assessments, or other governmental charges, including interest, penalties, fines and additions to tax imposed by any federal, state or local government or taxing authority in the United States on or with respect to: (a) the Agreement or any related agreements or any future amendment, supplement, waiver, or consent requested by Company or any required by the Agreement with respect to the execution, delivery or performance of any thereof, or the issuance, acquisition or subsequent transfer thereof, (b) the return, acquisition, transfer of title, storage, removal, replacement, substitution, purchase, acceptance, possession, rejection, ownership, delivery, non-delivery, use, operation, sale, abandonment, redelivery or other disposition of any interest in Products or any part thereof, (c) the receipts or earnings arising from any interest in Products or any part thereof, (d) any payment made pursuant to this Agreement or to any Products, or (e) otherwise as a result of or by reason of the transactions contemplated by this Agreement, excluding, however, taxes imposed upon ICS that are based upon or measured by gross or net income and any franchise Taxes of ICS or any personal property taxes for Products or equipment owned by ICS

"Term" is defined in Agreement Section 4.1

SCHEDULE D
COPY OF EXECUTED CONFIDENTIAL AGREEMENT

[To Be Attached]

CONFIDENTIALITY AGREEMENT

CONFIDENTIALITY AGREEMENT, dated as of June 8, 2005, between Auriga Pharmaceuticals, LLC, a Delaware limited liability company, having its principal place of business at 27368 Via Industria, Suite 113, Temecula, CA 92590 ("Auriga"); and Integrated Commercialization Solutions, Inc, a California Corporation, having its principal place of business at 4006 Beltline Road, Suite 100, Addison, TX 75001("ICS)

WITNESSETH:

WHEREAS, in connection with the development of certain products and or technologies relating to the pharmaceutical industry and to enable each to evaluate their common interests in sharing certain proprietary information and for the purpose of evaluating a possible business relationship between them, it may become necessary or desirable for Auriga and/or ICS to disclose to the other certain Confidential Information (hereinafter defined)

WHEREAS, Auriga and ICS wishes to protect from disclosure their respective trade secrets, proprietary information, and other Confidential Information

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Auriga and Provident do hereby agree as follows:

1 Confidential Information

a As used herein, "Confidential Information" shall refer to all trade secrets, proprietary information, and other confidential information and material of the Disclosing Party, including, but not limited to:

(i) ingredients, formulas, processes, methods, designs, systems, inventions, and devices relating to the development or production of any goods or other materials by the Disclosing Party;

(ii) the conduct and details of research and development projects in which the Disclosing Party may at any time be engaged, or the associated work or operations of other companies with which the Disclosing Party may have business relations, and is free to disclose to Receiving Party without violation of existing agreements;

(iii) customer lists, financial data, credit classifications, packaging, pricing and other marketing information, and similar confidential records relating to the business, products, processes, and services of the Disclosing Party; and

(iv) other information or materials of the Disclosing Party as the Disclosing Party may from time to time designate as Confidential Information;

(v) Contractual documentation exchanged or entered into by the disclosing party

provided, however, that the term "Confidential Information" does not include any information of the Disclosing Party which (A) is or subsequently becomes generally available to the public through no act or fault of the other party (the "Receiving Party); (B) was known by the Receiving Party or its affiliates prior to the date of this Agreement and was not received directly or indirectly from the Disclosing Party and is not known to be the subject of another confidentiality agreement with another party; (C) is or was disclosed to the Receiving Party by a third party who did not receive such information directly or indirectly from the Disclosing Party as long as the third party is not known by the Receiving Party, after reasonable inquiry, to be bound by a confidentiality agreement; or (D) is independently developed by the Receiving Party's employees who did not have access to Confidential Information of the Disclosing Party

b All Confidential Information delivered pursuant to this Agreement shall, if in written form, be marked "Confidential" or similarly legended by the Disclosing Party All oral disclosures will be considered confidential if it is reasonable to assume that such information was intended to be confidential

c The Receiving Party agrees not to disclose, directly or indirectly, or permit to be disclosed to any third person, firm, or corporation any Confidential Information of the Disclosing Party unless such disclosure is authorized in writing by the Disclosing Party, except that the Receiving Party may disclose the Confidential Information to its officers, directors, employees, affiliates, consultants, and representatives (singly or collectively, the "Representative(s)") who have a reasonable need to know such Confidential Information The Receiving Party agrees to exercise reasonable care in the selection of the Representative(s), shall inform such Representative(s) of the confidential nature of the material, and shall secure the agreement of such parties to be bound by the confidentiality provisions of this Agreement

d The Receiving Party agrees to use and deal with all Confidential Information of the Disclosing Party only as authorized by the Disclosing Party and as authorized in this Agreement The Receiving Party shall treat the Confidential Information with the same degree of care to avoid disclosure to any third party in violation of this Agreement as is used with respect to the Receiving Party's own information of like importance which is to be kept secret The Receiving Party also agrees to notify the Disclosing Party if there is reason to believe that any third party has or may have access to any Confidential Information of the Disclosing Party when such access has not been authorized by the Disclosing Party

2 Return of all Confidential Matter

The Receiving Party agrees that all Confidential Information of the Disclosing Party that has been reduced to, or is in the form of, a writing, drawing, chart, graph, manual, notebook, report, model, prototype, sample, formula, process, machine, composition, computer program, plan, or other document or material shall promptly be returned to the Disclosing Party or destroyed upon the Disclosing Party's request at any time during the term of this Agreement, without exception of any kind and without retaining copies thereof, except that the Receiving Party shall be entitled to retain one copy thereof for the sole purpose of documenting these disclosures to the Receiving Party, which shall be maintained in confidence by the Receiving Party pursuant to the terms of this Agreement Any requested destruction of Confidential Information shall be certified in writing to the Disclosing Party by an authorized officer of the Receiving Party supervising such destruction The Receiving Party may retain all documents, memoranda, notes, and other writings whatsoever prepared based on the Confidential Information, subject, of course, to the confidentiality provisions of this Agreement

3 Term

This Agreement shall become effective on the first date on which Confidential Information is received by a Receiving Party and shall terminate on the fifth anniversary of such date; provided, however, that notwithstanding the termination of this Agreement, the obligations of the parties hereunder with respect to each item of Confidential Information received by either party hereto shall terminate five years after the date of receipt of such Confidential Information

4 Additional Provisions

a The obligations of Auriga and ICS under this Agreement shall survive the termination of any affiliation between them as provided in this Agreement

b This Agreement shall not be amended except by a written instrument duly executed by each of the parties hereto

c This Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to the conflict of laws

d If any restriction contained in this Agreement shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope hereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby

e All the terms of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto

f If the Receiving Party is requested or required (by oral question, interrogatories, requests for information, or documents, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information supplied to it in the course of its dealings with the Disclosing Party, the Receiving Party shall promptly notify the Disclosing Party of such request(s), so that the Disclosing Party may determine whether or not to seek an appropriate protective order or waive compliance with the provisions of this Agreement If in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is nonetheless, in the reasonable opinion of its counsel, compelled to disclose any such information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Receiving Party may disclose only that portion of the Confidential Information that is legally required to be disclosed to such tribunal without liability hereunder

g Nothing herein shall be construed as granting to the Receiving Party, by implication, estoppel, or otherwise, any rights, title, or interest in, or any license under, any patent or Confidential Information of the Disclosing Party, or as creating any obligation for either party to enter into any subsequent agreement with the other party

h Each party hereto shall advise and inform its personnel and agents of its obligations of confidentiality and secrecy under this Agreement so that such personnel and agents shall have full knowledge of such obligations Each party undertakes to require its personnel and agents to strictly observe such obligations Each of the parties shall be liable for any breach of this Agreement by their respective personnel and agents

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first set forth above

Auriga Pharmaceuticals, LLC.	**Integrated Commercialization Solutions, Inc**
By: ____________	**By:** ____________
Name: Glynn Wilson	Name:
Title: Chairman & President	Title: Vice President & General Manager

EXHIBIT A

CONTINUING GUARANTY AND INDEMNIFICATION AGREEMENT

The undersigned does hereby guarantee to AmerisourceBergen Corporation and each of its subsidiary corporations that each shipment or other delivery of any food, drugs, devices, cosmetics, or other merchandise now or hereafter made by the undersigned, its subsidiaries, divisions or affiliated companies to or on the order of AmerisourceBergen Corporation or any of its subsidiaries will not be, at the time such shipment or delivery, adulterated, misbranded, or otherwise prohibited within the meaning of the Federal Food, Drug and Cosmetic Act, 21 U S C A §301 et seq , as amended, and in effect at the time of said shipment or delivery ("Act") or within the meaning of any applicable state or municipal law in which the definition of adulteration or misbranding are substantially the same as those contained in the Act; and such merchandise is not, at the time of such shipment or delivery, merchandise which may not be introduced or delivered for introduction into interstate commerce under the provisions of sections 301, 404 or 505 of the Act (21 U S C A §331, §344 and §355); and such merchandise is merchandise which may be legally transported or sold under the provisions of any other applicable federal, state or municipal law; and the undersigned guarantees further that only those chemicals or sprays approved by federal, state or municipal authorities have been used, and any residue in excess of the amount allowed by any such authorities has been removed therefrom

The undersigned hereby agrees to defend, indemnify and hold AmerisourceBergen Corporation and each of its subsidiaries harmless against any and all claims, losses, damages, and liabilities whatsoever (and expenses connected therewith, including counsel fees), arising as a result of (a) any actual or asserted violations of the Act or any other federal, state or local law or regulation by virtue of which products or merchandise sold, supplied, or delivered by the undersigned will be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in full compliance with or in contravention of any federal, state or local law or regulation, (b) the possession, distribution, sale and/or use of, or by reason of the seizure of, any of the undersigned's products, including any prosecution or action whatsoever by any governmental body or agency or by any private party, including claims of bodily injury, death or property damage, and (c) any actual or asserted claim that the undersigned's products or merchandise infringe any proprietary or intellectual property rights of any person, including without limitation the infringement of any trademarks or service names, trade names, trade secrets, inventions, patents or the violation of any copyright laws or any other applicable federal, state or local laws. The undersigned further agrees to maintain primary and noncontributing Products Liability Insurance of not less than U S $5,000,000 00 per occurrence, Combined Single Limit (Bodily Injury and Property Damage) including AmerisourceBergen Corporation and its subsidiary corporations as Additional Insureds, including a Broad Form Vendors Endorsement, with provision for at least 30 days' prior written notice to the additional Insured in the event of cancellation or material reduction of coverage, and upon request promptly submit satisfactory evidence of such insurance All insurance coverage must be with a carrier acceptable to AmerisourceBergen Corporation, at its sole discretion The provisions set forth herein are in addition to, and not in lieu of, any terms set forth in any purchase orders accepted by the undersigned or any separate agreement entered into between AmerisourceBergen Corporation or any of its subsidiaries and the undersigned or any of its affiliates In the event of any conflict between the language of such other documents and the language set forth herein, the language herein will be controlling

Auriga Pharmaceuticals, LLC
Guarantor (Company Name)

[signature] June 8, 2005
Signature of Authorized Officer Date

Glynn Wilson, Chairman & President
Name and Title

27368 Via Industria, Suite 113, Temecula, CA 92590
Address of Company

(951) 587-0570
Phone

Revised
9/19/01

EXHIBIT B
INTEGRATED ACCESS CENTER

1 Company hereby engages ICS, as its agent, to develop, operate and maintain an Integrated Access Center ("Access Center") to manage the comprehensive distribution Services related to Products described herein ("Access Center Services") for Company. ICS agrees to develop the Access Center and provide the Access Center Services for the fees listed in Schedule B.

2 The Access Center includes the following:

2.1 A fully-integrated telecommunications and information system that will capture and manage key data from each Customer requesting information or specific services relating to Products;

2.2 A toll-free Company-dedicated telephone and fax number solely for the Access Center all costs will be the company's responsibility;

2.3 The capability to handle queries about Products related to order processing and account management;

2.4 The capability to triage queries;

3 ICS will retain, train and manage appropriate staff personnel to operate the Access Center as Company's agent. Responsibilities of Access Center personnel will be to:

3.1 Receive orders via Electronic Data Interchange ("EDI"), facsimile, email, mail or telephone, and (b) be available from 8:00 a.m. to 5:00 p.m. (Central) to receive orders or triage calls to Company as necessary;

3.2 EDI orders will be received from Company or its Customers. Upon receipt, ICS will:

3.2.1 Verify that product order file processed from customer and into ICS' ERP system;

3.2.2 Review EDI order processing error logs and communicate any non-processed orders and reasons to Company or its Customers.

3.2.3 Take appropriate action based on direction from Company to resolve any issues and re-enter orders or order files into the ERP for processing.

3.3 ICS will generate and issue packing slips for the sale of Products sold under this Agreement.

3.4 ICS will manage the process of issuing Product return authorizations and Product destruction authorizations in accordance with Company's policies that have been provided to ICS. ICS will coordinate shipment of Product for destruction.

3.5 ICS will set up customer accounts for Customers eligible to purchase from Company according to parameters provided by Company. Company will periodically supply ICS with its written criteria, as amended from time to time, for all Customer eligibility.

3.6 At Company's prior written request, ICS will verify that such Customers meet Company's eligibility criteria by:

3.6.1 (a) Credit verification using approved agencies and establishment of credit limits based on Company's guidance, (b) verification of licenses (including verification of DEA and state controlled substances, regulatory licenses and registrations when filling orders of controlled substances); 3.7.2 License verification using the NTIS database augmented by a copy of the Customer license if necessary;

3.7 Proofs of Deliveries (PODs) will be obtained for Company;

4. Allocations- order allocations encompass any inbound orders to service provider that need to have original conditions reviewed and/or manipulated as opposed to allowing the order to flow freely through the order process system. All allocated orders shall be filled in accordance with Company's written instructions.

5. An order is defined as a shipment to a unique address that leaves the distribution center, regardless of the number of cartons or packages that constitute that shipment and/or the number of inbound requests for said order.

6. The following services are not a part of Services normally provided in the Integrated Access Center:

6.1 Product substitution relating to backorder management;

6.2 Stock allocation of Product to Company's Customer base;

6.3 Arranging for the re-distribution of Product within Company's Customer base;

6.4 Any services not identified in paragraphs 1 through 3 of this Exhibit B.

EXHIBIT C
WAREHOUSING AND INVENTORY MANAGEMENT SERVICES

ICS will warehouse and inventory Products at ICS's distribution facility

1. Company will pay all costs, charges, expenses and import and export duties for delivery and transportation of Product to and from ICS Facility

2. ICS will visually inspect each shipment of Product for external container or package damage or loss in transit (based upon records provided to ICS by Company).

3. ICS will promptly notify Company upon ICS's discovery of any damage or loss to Product

4. ICS will quarantine Product upon receipt and will release Product to salable inventory status within twenty-four (24) hours of written authorization from Company

5 ICS will store all Product in compliance with current good manufacturing practice regulations and guidelines and other requirements of the FDA, the U.S. Drug Enforcement Administration (including maintaining required registrations, licenses and other authorizations, observing all DEA security standards and timely filing any necessary ARCOS reports and other DEA forms, including DEA form 222), all other applicable Requirements of Law and in accordance with Company's written instructions, if any

EXHIBIT D
DISTRIBUTION SERVICES

1 Company will supply to ICS sufficient quantities of Products necessary for ICS to perform its obligations under this Agreement. ICS will distribute Products in accordance with good manufacturing practice guidelines and other requirements of the FDA, DEA, other applicable Requirements of Law, Company's instructions, if any, and the following terms:

1.1 Products will be distributed by trained personnel either in corrugated boxes obtained by ICS or in the corrugated boxes in which Products are packaged by the manufacturer;

1.2 Products will be shipped within one (1) business day of receipt of orders by ICS unless otherwise specified under the terms of this Agreement. ICS will not be required to ship within 24 hours if the aggregate of the orders transmitted to ICS on a single day exceed the number of average daily orders received by ICS for the previous 21 business days by 15% of the total of such orders. ICS will ship Product to the destination specified by Customers.

1.3 Veterans Administration and other government orders will be shipped direct or to the designated PPV (Preferred Pharmaceutical Vendor);

1.4 Bulk shipments, as determined by ICS, will be distributed by a designated carrier using carrier bulk shipment terms;

1.5 Products will be distributed on a FEFO (first expired/first out) basis unless otherwise directed by Company;

1.6 At the prior written request of Company, Products will be delivered as a drop ship to Customers and billed to the designated wholesaler;

1.7 Non-EDI Orders received by ICS during standard warehouse hours of shipping (currently M-F 8:00 a.m. to 3:00 p.m. Eastern, except holidays) will be filled the same day. Orders received after this agreed upon cut-off time will be processed no later than the next business day. EDI orders will be processed within 24 hours of transmission to ICS. ICS will not be obligated to fulfill order within such time periods if orders received by ICS on a single day exceed the number of average daily orders received by ICS for the previous 21 business days by 15% of the total of such orders

1.8 Company may designate a specific order or orders to be processed and shipped the same day, depending on ICS's ability to perform, based upon time, ICS personnel, and transportation carrier availability. After cut-off Company designated orders will be subject to Company's payment of the additional fees in Schedule B.

1.9 Emergency Shipments are defined as any order received outside of scheduled working hours (currently M-F 8:00 a.m. to 5:00 p.m. Eastern Time) requiring ICS staff to return to the ICS Facility to process the order within the same day. Such Emergency Shipments will be subject to additional fees in Schedule B.

1.10 Transportation costs will be billed to Company at the rates in Schedule B.

2 Distribution Functions. ICS will be responsible for the following distribution and inventory tasks:

2.1 To receive Products from Company or a Company designee;

2.2 To continually maintain Product inventory in accordance with the terms of this Agreement. End of lot discrepancies evidenced by a difference in physical to book inventory as noted during Product distribution will trigger inventory counts and reconciliation by ICS to verify and determine, where possible, the cause for the discrepancy;

2.3 To provide Company, at ICS's expense, one (1) physical product inventory per calendar year. Additional physical product inventories including any routine cycle count programs, will be performed for the additional labor charge in Schedule B. A physical inventory will be scheduled based upon a written request from Company and a mutually agreed upon inventory date;

2.4 ICS will allow Company, at Company's expense, to inspect Products at ICS's facility upon reasonable prior request and Company does not interfere with ICS's operations. Site visits and inspections related to a QA Audit are subject to at least ten (10) business days' prior written notice;

2.5 Any required packaging materials for distribution shall be passed through to Company.

2.6 To pay all labor costs for warehouse personnel;

2.7 To provide tracking for all shipments as required by Company;

2.8 To pay for all security costs for the ICS Facility and other warehouse locations where Products is stored;

2.9 Returns will be processed within 3 business days of receipt at the ICS Facility.

2.10 To ship outdated/damaged Products to a site reasonably designated by Company for disposal. All transportation and destruction costs will be borne by Company as provided in Schedule B.

3 Product Lost/Damaged. Company will at all times retain title to all of Products under this Agreement. ICS will not be obligated to insure Products against, nor will ICS be liable for, any loss or damage to Products arising from the shipment or storage of Products at the ICS Facility, whether from acts of God or other reasons of force majeure, or from any other reason.

4 The following services will not be provided by ICS under the existing terms of this Agreement:

4.1 Processing of Department of Transportation hazardous materials

4.2 Re-stacking of inbound Products required at the ICS Facility

4 3 Any other special labeling or packaging required on or for shipments leaving the ICS Facility

5 Controlled Substances. For Products that are scheduled controlled substances, ICS will perform all Services contemplated by this Agreement in accordance with all DEA requirements (including maintaining all necessary registrations, licenses and other authorizations, observing DEA security standards and timely filing any necessary ARCOS reports and other DEA forms, including DEA Form 222)

EXHIBIT E
CONTRACT ADMINISTRATION AND CHARGEBACKS PROCESSING

ICS is licensed to utilize CARS/IS software developed by Imany Inc. to provide contract administration and chargeback processing services. Fees for these services are in Schedule B.

1. **Contract Administration** - ICS will enter into the CARS/IS application key demographic information, membership, and pricing arrangements negotiated between Company and its key government and non-government contract accounts, including DOD and VA. ICS will assist Company in managing information for such accounts.

2. **Chargeback Processing** – ICS will process debit memo submissions from wholesalers for wholesaler contract sales pricing reconciliation.

2.1 Reconciliation is based upon verification of the submitted wholesaler data against contract administration data. Results of this verification are:

2.1.1 Reconciliation reporting

2.1.2 Credit Memo generation.

2.2 Submissions by wholesalers will be either paper or electronic (EDI).

2.2.1 Paper - Processing time for paper submissions will be five (5) business days.

2.2.2 EDI - Processing time for EDI submissions will be three (3) business days.

2.2.3 These times do not apply to new or newly acquired Products for a period of ninety (90) days.

3. **Rebates** - ICS will provide documentation for rebates to be paid by Company on a quarterly basis. ICS will also provide Company with reports, in a format agreed upon by the parties, including pricing information for AMP and FAMP reports, and which otherwise allow Company to monitor purchasing activity by its key accounts.

4. **Indemnification** – Company indemnifies and holds ICS and its Related Parties harmless from any Claims (including reasonable attorneys' fees) that ICS or its Related Parties suffer directly or indirectly as a result of any miscalculation of, or error in determination of eligibility for any chargebacks or rebates pursuant to this Agreement.

EXHIBIT F
ACCOUNTS RECEIVABLE MANAGEMENT AND CASH APPLICATIONS

1. ICS will manage all accounts receivable transactions related to Company managed distribution programs for Product. Company will establish a lock box at a financial institution of its choosing ("Financial Institution"). Payments from Customers will be directed to the address of the lock box. Financial Institution will sweep the lock box daily and deposit payments into Company's operating account. Financial Institution will forward copies of all payment transactions to ICS for cash application purposes. ICS and Company will jointly determine the following:

- 1.1 Credit policy
- 1.2 Class of trade designations
- 1.3 Terms and conditions
- 1.4 License requirements
- 1.5 Dunning process for past due accounts
- 1.6 Reporting requirements

2. ICS will provide comprehensive accounts receivable management services in conformance with ICS's standard operating procedures and Company's collection policies as they apply to:

- 2.1 Invoicing (prepare and mail Customer invoices)
- 2.2 Cash application
- 2.3 Reconciliation of daily lock box deposits
- 2.4 Credit hold/release processing
- 2.5 Change to Customer credit limits per Company's approval
  - Credit reports:
    - 2.5.1 Experian
    - 2.5.2 D & B
- 2.6 Return authorization credits
- 2.7 Credit and re-bills
- 2.8 Reconciliation of accounts receivable to chargebacks

3. ICS will adhere to state and federally mandated good credit and collection practices established jointly by ICS and Company such as:

- 3.1 On-line details of calls
- 3.2 Call list of past due invoices
- 3.3 Past due reminder letters
- 3.4 Research and collection of unauthorized deductions
- 3.5 Company approved write-offs

EXHIBIT G
FINANCIAL MANAGEMENT

1. ICS will provide monthly reconciliation of all financial transactions related to Company managed distribution program for Product as follows:

- 1.1 Month end close
- 1.2 Reconciliation of cash, cash discounts and accounts receivable
- 1.3 Inventory roll over
- 1.4 Reconciliation of inventory adjustments
- 1.5 Reconciliation of goods received
- 1.6 Reconciliation of sales and cost of goods sold
- 1.7 Reconciliation of returns and cost of goods returns

2. ICS will provide on a monthly basis (or other agreed upon period), the following financial reports:

- 2.1 Trial Balance
- 2.2 Cash Application Summary
- 2.3 Accounts Receivable Reports
- 2.4 Inventory Reports
- 2.5 Sales Reports
- 2.6 Cash Discounts Report

EXHIBIT H

IT SERVICES

ICS will provide the following Information Technology related services for fees in Schedule B:

1. Application Software – ICS is licensed to utilize ERP software developed by International Business Systems to provide Distribution and Financial Services to Company.

2. Access – Access to the DataMart will be available to Company Monday through Friday from 7:00 a.m. – 7:00 p.m. (Central) except for those holidays recognized by ICS ("Holidays"), a listing of which will be mutually agreed to by Company and ICS. ICS will contact Company with reasonable notice of any non-availability of the DataMart due to routine or non-routine system maintenance undertaken by ICS.

3. On-Call Support – All support will be directed through ICS's business project manager, an IT specialist will assist in any discrepancies and help resolve such problems when and if they arise. During launch and thereafter ICS will assign appropriate training of the Real-Time and Reporting to designated Company personnel. IT support is available from 8:30 a.m. – 5:00 p.m. (Central) except for Holidays.

4. Training – User documentation and training will be provided for DataMart through data dictionaries of Datamart, it will be up to the client to obtain Crystal Training and licenses to utilize crystal reports.

5. Back-Ups – Back-up of all Company transactions will be performed at the end of each working day. Such back-up will be performed at a scheduled time each day and will use an IBM utility product to copy all ICS' Company data on a media selected by ICS.

6. Electronic Data Interchange_ - ICS utilizes Mercador software for EDI X.12 transaction translation. ICS has implemented for use on behalf of Company transaction sets that are utilized commonly in the healthcare industry.

7. Data Management and Reporting - ICS can provide Company with standard reports. ICS has also developed a set of standard data file extracts that cover distribution and financial activity. Frequency for report is daily, weekly or ad-hoc, data feeds daily, weekly or monthly. If customization is needed, Company and ICS will jointly and reasonably determine the data elements and formats to be included in custom reports, as well as their frequency in the event there is data that is not available customer extracts can be created for daily, weekly or monthly distribution. Mutually agreed-upon standard reports and files are included in the pricing provided under this Agreement. Additional charges will apply to special reports and data files created based upon hourly programming charges as listed in Schedule B for creation of specialized reports. Company will be responsible for hardware or software costs directly and for fees listed in Schedule B.

8. File Transfer Protocol – ICS will make available to Company, data in the form of electronic files on a detail or summary basis that reflects the operational activity in Company's DataMart. The frequency of the data file availability may be event, daily, weekly or monthly.

Certain timing restrictions apply based on type of data. The data may be collected from ICS's FTP server daily, weekly or monthly.

9. System Disaster Recover – ICS has in place disaster-relief plans consisting of disaster recovery procedures, telecommunications switch over during disaster or emergency period, and AS/400 System switch over during disaster or emergency period (collectively, "Disaster Plans"). ICS will maintain the Disaster Plans during the Term